Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President - Finance
Dover, Delaware, April 24, 2009	302-857-3292

DOVER MOTORSPORTS INC.’S CONTINUED LISTING PLAN

ACCEPTED BY NEW YORK STOCK EXCHANGE

Dover Motorsports, Inc. (NYSE-Symbol: DVD) today announced receipt of notice that the New York Stock Exchange (“NYSE”) accepted the Company’s plan for continued listing. As a result, the Company’s common stock will continue to be listed on the NYSE, subject to quarterly reviews by the NYSE’s Listing and Compliance Committee to ensure the Company’s progress toward its plan to restore compliance with continued listing standards. On February 20, 2009, the Company announced that it was below continued listing criteria because its average market capitalization over a consecutive 30 trading-day period and total stockholders’ equity were each below the $75 million required.

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Dover Motorsports, Inc. (NYSE: DVD) is a leading promoter of motorsports events in the United States. DVD subsidiaries operate four tracks in three states, and present more than 400 motorsports events each year. This includes 14 major, national events which include races sanctioned by NASCAR and NHRA. Dover Motorsports, Inc. owns and operates Dover International Speedway in Dover, Del., Gateway International Raceway near St. Louis, Mo., Memphis Motorsports Park in Memphis, Tenn., and Nashville Superspeedway near Nashville, Tenn. For further information log on to www.DoverMotorsports.com. This release may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties that could cause results to vary materially. Please refer to the SEC filings of DVD for a discussion of such factors.